                                                                  Exhibit 3.1(c)

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/13/1990
903195150 - 2232700


                        CERTIFICATE OF THE DESIGNATIONS,
                     PREFERENCES AND RELATIVE PARTICIPATING,
               OPTIONAL AND OTHER SPECIAL RIGHTS, QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS OF 8.25%
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                                       OF

                             THE MENTUS GROUP, INC.

                                ----------------



             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                                -----------------



                  THE MENTUS GROUP, INC., a corporation organized under and by of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority in Article 4 of its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors had adopted the following resolution crating a series of its Preferred Stock, $500 per value per share, designated as 8.25% Convertible Exchangeable Preferred Stock:

                  RESOLVED, that pursuant to Article 4 of the Certificate of Incorporation, there be and hereby is authorized and created a series of Preferred Stock, par value $500 per share, of the Corporation, and that the designation, amount, Preferences relative participating optional and other special rights, and qualifications, limitations and restrictions of the Exchangeable Preferred Stock from time to time outstanding are as follows:

                  1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as 8.25% Convertible Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") and the number of shares constituting such series shall be Twenty Thousand (20,000).

                  2. Rank. The Exchangeable Preferred Stock shall with respect to dividend rights and rights on liquidation dissolution and winding up, rank
(a) prior to any of Common Stock of the Corporation, (b) prior to any other series or claim of the Corporation's stock if so designated in the resolution of the Corporation's Board of Directors creating such other series or class,
(c) on a parity with any other series or class of the Corporation's stock if so designated in the resolution of the Corporations Board of Directors creating such other series, and (d) junior to any series or class of the Corporation's stock if so designated in the resolution of the Board of Directors creating such other series, providing said resolution and the creation, authorization and issuance of such stock is approved by a majority of the outstanding shares of Exchangeable Preferred Stock. All equity securities of the Corporation which (i) rank below the Exchangeable Preferred Stock are collectively referred to herein as "Junior Stock," (ii) rank on a parity with the Exchangeable Preferred Stock are collectively referred to herein as "Parity Stock," and (iii) rank senior to the Exchangeable Preferred Stock are collectively referred to herein as "Senior Stock."

                  3. DIVIDENDS. (a) The holders of Exchangeable Preferred Stock shall be entitled to receive or have set apart for payment, when, as and if declared by the Corporation's Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends thereon at the rate of $41.25 per share per annum. Such dividends shall begin to accrue on and after the date of issuance of the Exchangeable Preferred Stock and shall be payable in equal semi-annual installments (computed by dividing the annual dividend amount by two) on June 15 and December 15 (each, a "Dividend Payment Date"), commencing on June 15, 1991. The amount of dividends payable for the initial dividend period and for any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Such dividends will be payable pro rate to the holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors of the Corporation in accordance with the Corporation's bylaws.

                     (b) Any dividend not paid when due shall be fully cumulative and shall accrue (whether or not earned or declared). No interest shall be payable on any unpaid dividends on the exchangeable Preferred Stock.

                     (c) Notwithstanding anything contained herein to the contrary, the Board of Directors shall not declare, pay or set apart for payments any cash dividends on shares of Exchange Preferred Stock if any agreement, instrument or debenture relating to indebtedness of the Corporation prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; provided, however, that nothing herein contained shall in any way or under any circumstances be construed or deemed to (i) require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Exchangeable Preferred Stock at any time, whether permitted by any of such agreements or not, or (ii) adversely affect the cumulative accrual of dividends on Exchangeable Preferred Stock if such agreement, instrument or debenture prohibits such declaration, payment or setting aside for payment or provides that such declaration, payment or setting aside for payment would constitute a breach thereof or a default thereunder.

                     (d) The Corporation shall not pay dividends on the Exchangeable Preferred Stock unless it has paid or set apart for payment or contemporaneously pays or sets apart for payment all accrued and unpaid dividends for all prior on any Parity Stock.


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                     (e) (i) Holders of shares of the Exchangeable Preferred
Stock shall be entitled to receive the dividends provided for in 3(a) hereof in preference to and in priority over the payment of any dividends upon any of the Junior Stock.

                         (ii) Subject to the rights of holders of Senior
Stock, if any, the Corporation shall not (A) declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock or make any payment on account of, or set apart for payment, money for a sinking or other similar funds, for the purchase, redemption or other retirement of any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into Junior Stock or Parity Stock, or (B) make any distribution in respect of any Junior Stock or Parity Stock, either directly or indirectly, other than distribution or dividends in Junior Stock or Parity Stock to the holders of Junior Stock or Parity Stock, respectively, or (C) permit any corporation in which the Corporation owns directly or indirectly a majority of the outstanding shares of capital stock, to purchase or redeem any Junior Stock or Parity Stocks or any warrants, rights, calls or options exercisable for or convertible into Junior Stock or Parity Stock, unless in each such case the Corporation has paid or declared or sent apart for payment, or concurrently with such declaration, payment setting apart for payment purchase, redemption and/or distribution in respect of any Junior Stock or Parity Stock, pays, declares or sets part for payment, all accrued and unpaid dividends on shares of the Exchangeable Preferred Stock for all prior periods. Notwithstanding the forgoing sentence, dividends may be paid or declared and set apart for payment on Parity Stock if at the same time dividends for the same or comparable dividend period or periods are paid or declared and set apart for payment on all issued and outstanding shares of Exchangeable Preferred Stock, such dividends to be paid, declared or set aside pr rata in proportion to the ratio between accrued and unpaid dividends on the Exchangeable Preferred Stock and the accrued and unpaid dividends on the Parity Stock.

                         (iii) The foregoing provisions of this paragraph
3(e), shall not restrict or prohibit the retirement of any shares of the Corporation's capital stock or warrants, options or rights to acquire such capital stock by exchange, for or out of the proceeds of, the substantially concurrent sales of the shares of (A) its capital stock which, by its terms, is not subject to mandatory redemption or redemption at the option of the holder thereof and not exchangeable for any indebtedness of the Corporation ("Permitted Stock") or (B) warrants, options or rights to acquire Permitted Stock.

                  4. LIQUIDATION RIGHTS. If the Corporation is voluntarily or involuntarily dissolved, liquidated or its affairs wound up, after payment or provision for payment of the debts and other and other liabilities of the Corporation, and after liquidation of any Senior Stock, the Holders of the Exchangeable Preferred Stock then outstanding shall be entitled to receive, out of the net assets of the Corporation, an amount equal to the same of $500 per share or Exchangeable Preferred Stock outstanding, plus all accrued and unpaid dividends (whether or not earned or declared) on such Exchangeable Preferred Stock to the date fixed for liquidation, or winding up (the "Liquidation Price") before any payment is made or any assets of the Corporation distributed or paid over to the holders of any Junior Stock. If the distributable assets of the Corporation are insufficient to permit payment in full of the liquidation price of any Parity Stock and the Liquidation


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Price of the Exchangeable Preferred Stock, then such assets shall be distributed ratably among the holders of Exchangeable Preferred Stock and the holders of any Parity Stock in proportion to the amount that each would have been entitled to receive if such assets were sufficient to pay the full liquidation price of all outstanding shares of Exchangeable Preferred Stock and Parity Stock. The holders of Exchangeable Preferred Stock shall not be entitled to receive any further amounts in respect of any dissolution, liquidation or winding up of the affairs of the Corporation, or any other distribution of assets, after payment in full of the Liquidation Price therefor. No payments shall be made in respect of any Junior Stock until payment in full of the Liquidation Price of the Exchangeable Preferred Stock. A merger or consolidation of the Corporation with or into any other corporation or sale or conveyance of all or any part of the assets of the Corporation for cash, securities or other property shall not be deemed to be voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph 4. Liquidation rights terminate upon conversion of the Exchangeable Preferred Stork into Common Stock.

                  5. OPTIONAL REDEMPTION. (a) AT OPTION OF CORPORATION. To the extent funds are legally available and subject to the rights of holders of Senior stock, Exchangeable Preferred Stock is redeemable for cash at the option of the Corporation, in whole or in part, at any time or from time to time commencing on June 15, 1993 at the redemption price set forth below, plus the total amount of all accrued and unpaid dividends on the shares of Exchangeable Preferred Stock to be redeemed to the redemption date:


                  Redemption Date                  Redemption Price
                  ---------------                  ----------------

         June 15, 1993 to June 14, 1904              $560.00
         June 15, 1994 to June 14, 1995               540.00
         June 15, 1995 to June 14, 1996               520.00
         June 15, 1996 and thereafter                 500.00


The Corporation shall redeem any less than all of the then outstanding shares of Exchangeable Preferred Stock unless and until all accrued and unpaid dividends on the then outstanding shares of Exchangeable Preferred Stock and (except with respect to the shares to be redeemed ) the then current semi-annual dividends thereon have been pod in full.

                     (b) If less than all outstanding shares Exchangeable Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed in integral multiple of $500 by lot or in such other manner as the Board of Directors may determine.

                     (c) Notice of redemption of the Exchangeable Preferred Stock shall be given by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date, to each holder of record of shares to be redeemed at such holder's address as the same address on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Exchangeable Preferred Stock to be redeemed and, if less that all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for shares to be redeemed will cease to accrue on such redemption date; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that the shares are convertible into Common Stock until the close of business on the tenth day prior to the redemption date.

                     (d) Notice having been mailed as aforesaid, or if given by the holder as set forth below, from and after the redemption date (unless default shall be made by the Corporation in making payment of the redemption price of Exchangeable preferred Stock called for redemption) dividends on the shares of Exchangeable Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption price and any accrued and unpaid dividends) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with said notice the Corporation shall pay the redemption price (or issue a redemption certificate under subparagraph 5(e), as the case may be) for such redeemed shares and same shall then be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                     (e) AT OPTION OF HOLDER. The Exchangeable Preferred Stock is redeemable for cash, in whole or in part, at the option of the holders of the Exchangeable Preferred Stock at the price equal to $500 per share, plus an amount equal to all accrued unpaid dividends upon the shares to the redemption date. The redemption price shall be paid by the Corporation in three equal annual installments on June 15 in the years 1995, 1996 and 1997. The rights to receive the redemption price shall be evidenced by the Corporation's issuance of the redemption certificate shall be non-negotiable and shall be in such form and contain such terms and legends as are required by applicable law and Board of Directors of the Corporation. On or before May 15, 1995, the Corporation shall notify each holder of Exchangeable Preferred Stock to be redeemed of the procedure to be followed to surrender the Exchangeable Preferred Stock and receive the redemption certificate. Thereafter, on or before May 15 in years 1996 and 1997, the Corporation shall notify each holder of the procedure to be followed to receive payment of the redemption price evidenced thereby.

                         (i) The right to have the Exchangeable Preferred
Stock redeemed by the Corporation may be exercised at any time from the date of issuance of the Exchangeable Preferred Stock until January 15, 1995.

                         (ii) Any holder of Exchangeable Preferred Stock
desiring to have his shares of Exchangeable Preferred Stock redeemed by the Corporation must notify the Corporation thereof in writing on or before the close of business on January 15, 1995. Such notice shall be mailed (first class mail postage prepaid) to the Corporation's headquarters and shall specify the amount and certificate number of each share to be redeemed by the Corporation. Prior to the close of business on January 15 1995, any such notice may be revoked in writing by the holder. Thereafter, all such notices shall be irrevocable, and the Exchangeable Preferred Stock with respect to which such notice was given shall no longer be convertible into Common Stock. A conversion notice received prior to January 15, 1995 with respect to any Exchangeable Preferred Stock as to which notice of redemption was previously given shall be deemed a revocation of the notice of redemption. Notices received by the Corporation after the close of business on January 15, 1995 shall be ineffective.

                         (f) There is no mandatory redemption or sinking fund
obligation with respect to the Exchangeable Preferred Stock.

                         (g) Shares of Exchangeable Preferred Stock that have
been converted into Common Stock have no redemption.

                  6. CONVERSIONS. (a) Each share of Exchangeable Preferred Stock may be converted into such number of shares of Common Stock as shall equal (i) the Liquidation Price divided by (ii) the Conversion Price (as hereinafter defined). The conversion rights of Exchangeable Preferred Stock called for redemption or to be exchanged for Debentures as provided below, expire on the earlier of the close of business on the tenth day before the redemption date or the Debenture Exchange Date (as hereinafter Defined), as the case my be or on January 15, 1995 if the Holder gives notice of redemption under paragraph 5(e)(ii) above, unless the Corporation defaults in making payments of redemption price of the shares called for redemption or shall default in issuing Debentures in accordance with the terms hereof and of the Debenture Agreement (as hereinafter defined).

                  As used here, the term "Conversion Price" means $147.37, as adjusted in accordance with the provisions of this paragraph 6. No payment or adjustment for accrued and unpaid dividends on the shares of Exchangeable Preferred Stock, or on the shares of Common Stock into which the Exchangeable Preferred Stock is converted, is to be made on conversion; provided however, that, if a share of Exchangeable Preferred Stock (other than a share of Exchangeable Preferred Stock called for redemption within such period) is converted between the record date with respect to any dividend payment and the nest succeeding Dividend Payment Date, such share of Exchangeable Preferred Stock must be accompanied by funds equal to the dividend payable on such Dividend Payment Date on the shares of Exchangeable Preferred Stock so converted.

                     (b) Any holder of shares of Exchangeable Preferred Stock electing to convert such shares or any portion thereof shall deliver the certificates therefor, with the form of the notice of election to convert on such certificates (which is set for Th on the back of each certificate representing shares of Exchangeable Preferred Stock) fully completed and duly executed, to the principals executive office of the Corporation or, if a transfer agent is named by the Corporation of the Common Stock, to the principal office of the transfer agent. The conversion right with respect to any such shares of Exchangeable Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock upon said date.

                     (c) The Corporation shall not issue fractional shares of Common Stock upon Conversion of shares of Exchangeable Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share or shares of Exchangeable Preferred Stock, the Corporation shall deliver to the holder a check in an amount equal to the fraction of the Common Stock resulting from the conversion multiplied by the conversion Price.

                     (d) If a holder converts shares of Exchangeable Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. The holder, however, shall pay any such tax which is due because the shares are issued in a name other than the name of such holder.

                     (e) The Corporation shall reserve out of its of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the shares of Exchangeable Preferred Stock. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Exchangeable Preferred Stock at the time outstanding. In order that the Corporation may issue shares of Common Stock upon conversion of shares of Exchangeable Preferred Stock, the Corporation will use its best efforts to comply with all applicable federal and state securities laws relating to such issuance.

                  All shares of Common Stock which may be issued upon conversion of the shares of Exchangeable Preferred Stock shall be validly issued, fully paid and nonassessable.

                     (f) The Conversion Price shall be subject to adjustment as follows:

                         (i)  ADJUSTMENTS FOR COMMON STOCK ISSUED FOR
CONSIDERATION SUBSTANTIALLY LESS THAN THE CONVERSION PRICE.

                              (A) If the Corporation issues or sells any
shares of its Common Stock without consideration or for a consideration per share "substantially" (as defined herein) less than the Conversion Price in effect immediately prior to such issuance or sale without consideration), then the Conversion Price shall be reduced to an amount determined by dividing (I) the sum of (x) the result obtained by multiplying the number of shares of Common Stock outstanding immediately prior to such issuance or sale (the "Existing Shares") by the conversion price in effect immediately prior to such issuance or sale plus (y) the consideration, if any, which would be received (or deemed hereunder to be received) by the Corporation upon such issuance or sale, by (II) the number of shares of Common Stock outstanding (or deemed hereunder to be outstanding) immediately after such issuance for sale. For purposes hereof, "substantially" means 50% or more. The number Existing Shares shall exclude shares in the treasury of the Corporation, but shall include all shares issuable upon conversion or exercise of any Call (as hereafter defined) which is then outstanding (or which the Corporation is obligated to issue upon conversion or exercise of any Call).

                              (B) An or issuance or sale without consideration
includes limitation (I) payment of a dividend or making a distribution upon any class of capital stock of the Corporation payable in Common Stock, (II) subdivision of the Corporation's outstanding shares of Common Stock into a greater number of shares or (III) combination of the Corporation's outstanding shares of Common Stock into a smaller number of shares.

                              (C) (I) For purpose hereof, "Call" includes (a)
the issuance or sale of securities convertible into Common Stock, (b) rights, warrants or options to acquire shares of Common Stock, and (c) rights, warrants or options to acquire securities convertible into shares of Common Stock.

                                  (II) The issuance or sale of Calls shall be
deemed the issuance of shares of Common Stock. The consideration deemed received by the Corporation upon such issuance or sale ("Deemed Consideration") shall be an amount equal to the consideration received by the Corporation upon the issuance or sale of the Calls, plus the minimum aggregate amount of additional consideration payable to the Corporation upon conversion or exercise thereof into shares of Common Stock. The consideration per share shall be the amount nod by dividing the Deemed Consideration by the maximum number of shares of Common Stock issuable upon such conversion or exercise (the "Prospective Shares). The number of shares of Common Stock outstanding immediately after such deemed issuance or sale shall be an amount equal to the minimum of the sum and the existing Shares and the Prospective Shares.

                                  (III) If a Call provides for any increase
in the amount of additional consideration payable to the Corporation upon conversion or exercise thereof (or for any decrease in the conversion ratio), the Conversion Price shall be readjusted (but to no greater extent than originally adjusted) upon any such increase or decrease. If any conversions or exercise rights under the Call expire without exercise, the Conversion Price shall be readjusted to the price that would have been in effect if an adjustment had been made on the basis that the only shares of Common Stock deemed issued or sold were those issued upon exercise of the rights.

                              (D) In determining the consideration received by
the Corporation upon any issuance or sale, no deduction shall be made for any expenses incurred or any underwriting or similar commissions, compensation, concessions or discounts paid or allowed by the Corporation in connection therewith. Any consideration other than cash received by the Corporation shall be deemed to be in an amount equal to the fair market value thereof as determined in good faith by the Corporation. If shares of Common Stock are issued or sole together with other securities or assets of the Corporation for a consideration which covers both, the Corporation shall determine in good faith the portion of such consideration allocable to the issues and sale of the shares of Common Stock.

                              (E) The adjustment shall become effective
immediately after (I) the record date in the case of a dividend or distribution, (II) the effective date in the case of a subdivision or combination or (III) the issuance or sale in all other cases.

                              (F) Notwithstanding the foregoing, no adjustment
shall be made in the Conversion Price for the sale or issuance of any Common Stock (or Calls) to any employee of the Company, regardless of the amount of consideration received in connection with such sale or issuance to such employees was made or authorized pursuant to a resolution of the Board of Directors of the Corporation as an incentive or compensation to such employee.

                         (ii) ADJUSTMENTS FOR OTHER DISTRIBUTION.

                              (A) If the Corporation distributes to all
holder of its Common Stock any of its assets or debt securities (including without limitation distribution pursuant to a spin-off of a subsidiary), then the Conversation Price shall be reduced by the fair market value of the assets or debt securities allocable to one share of Common Stock as of the record date. The Corporation shall determine such fair market value in good faith.

                              (B) This paragraph 6(f)(ii)(B) excludes
distributions of Calls described in paragraph 6(f)(i)(C)(I) her of and distribution of items in certain events as described in 6(f)(viii) hereof (the "Excluded Calls"), but includes distribution of (i) rights, warrants or options to acquire assets or debt securities (other than the Excluded Calls) and (ii) cash (other than a cash Distribution made as a dividend payable out of consolidated current or retained earnings if the sum of the cash dividends payable after the date hereof does not exceed the net income of the Corporation subsequent to the date hereof).

                              (C) The adjustment shall become effective
immediately after the record date.

                                  (iii) ROUNDING. All calculations under this
Article shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                                  (iv) WHEN ADJUSTMENT MAY BE DEFERRED. No
adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at lease 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. When the cumulative net effect of more than one adjustment would require an increase or decrease of at least 1% in the Conversion Price, such adjustment shall thereupon be given effect.

                                  (v) WHEN NO ADJUSTMENT REQUIRED. No
adjustment need be made for (a) cash dividends that do not require an adjustment, (b) rights to Common Stock pursuant to a plan of the Corporation for reinvestment of dividends or interest, (c) a change in the par value of the Common Stock, or from par value to no par value, or from no par value to par value (d) issuance of shares of Common Stock or rights, warrants or option therefor to employees of the Corporation pursuant to employee benefit plans or similar general arrangements for employees adopted by the Corporation, (e) issuance of shares of Common Stock upon conversion of the Exchangeable Preferred Stock or Debentures, or (f) issuance or sale of treasury shares that have been acquired by the Corporation after the date hereof. Other than the adjustments to the Conversion Price set forth herein, a holder of Exchangeable Preferred Stock shall have no preemptive right which enables said holder to maintain a specific proportion of shares of capitol stock of the Corporation or any security convertible into or carrying rights or options to purchase such shares.

                                  (vi) NOTICE OF ADJUSTMENTS. Whenever the
Conversion Price is adjusted the Corporation shall promptly mail to the holders a notice of the adjustment, In addition, the Corporation shall file in the custody of its Secretary, at its principal office in Minneapolis, Minnesota, a certificate setting forth in reasonable detail the facts requiring the adjustment and the manner of computing such adjustment. Each such certificate shall be made available at all reasonable time for inspection by any holder.

                                  (vii) Voluntary Reduction in Conversion
Price by the Corporation. The Corporation may from time to time reduce the Conversion Price by any amount for any period of time if the period is at least 20 days and the reduction is irrevocable during the period.

                                  (viii) Reorganization. If there is (a) any
reclassification or change of the Common Stock, or if the Corporation makes a distribution on its Common Stock in shares of its capital stock other than Common Stock (or securities convertible into such shares, or in rights, warrants or options to acquire such shares or such convertible securities),
(b) any consolidation or merger to which the Corporation is a party (other than a consolidation or merger with a wholly-owned subsidiary or in which the Corporation is the surviving corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to per value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock), (c) any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation or (d) any exchange of the Corporation's Common Stock for securities or property; then the Corporation or such successor or purchasing corporation, as the case may be, shall provide in its Certificate of Incorporation that each share of Exchangeable Preferred Stock shall be convertible in the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change consolidation, merger, sale or conveyance by the holder of the number of shares of Common Stock issuable upon conversion of each such share of Exchangeable Preferred Stock immediately prior to such reclassification, changes, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of each such shares of Exchangeable Preferred Stock immediately prior to such reclassification, change consolidation, merger, sale or conveyance. Such Certificate of Incorporation shall provide for adjustments which shall be nearly equivalent as may be practicable to the adjustments provided for in this paragraph 6 to be mailed to each holder of exchangeable Preferred Stock as soon as practicable. The above provision of this paragraph 6 shall be similarly applied to successive reclassification, consolidations, mergers and sales. This paragraph 6 shall not apply to the change with respect to par value or no par value, or from one to the other, or to any subdivision or combination.

                  7. Debenture Exchange.

                     (a) Subject to compliance with applicable law subject to the terms and restrictions hereof, shares of Exchangeable Preferred Stock may be exchanged at the option of the Corporation, in whole but not in part, on any Dividend Payment Date commencing on June 15, 1993, for the Corporation's 8.25% Convertible Subordinated Debentures (hereinafter referred to as the "Debentures"). The Debentures will be subject to the terms and conditions of a debenture agreement (the "Debenture Agreement") in substantially the form available for review upon request.

                     (b) The Debentures will be issued solely in exchange for shares of Exchangeable Preferred Stock at the rate of $500 principal amount of Debentures for each share of Exchange Date (as defined below). Accrued and unpaid dividends on the Exchangeable Preferred Stock to the Debenture Exchange Date shall be paid in cash on the Debenture Exchange Date.

                     (c) Not less that 30 days prior to the date fixed for the issuance of Debentures in exchange for Exchangeable Preferred Stock, a notice shall be given by first class mail, postage prepaid, to the holders of record of shares of Exchangeable Preferred Stock at their respective address as the same shall appear on the books of the Corporation, specifying the effective date of the exchange (the "Debenture Exchange Date") and the place where certificated or shares of Exchangeable Preferred Stock are to be to be surrendered for Debentures. Such notice shall also state that dividends on shares of Exchangeable Preferred Stock will cease to accrue on the Debenture Exchange Date and shall specify that the voting rights of the Exchangeable Preferred Stock holders will terminate on the Debenture Exchange Date. The notice required hereunder shall be accompanied by the opinion of counsel required by the Debenture Agreement. Neither the failure to mail such notice, or any defect therein or in the mailing thereof, to any particular holder shall effect the sufficiency of the notice or the validity of the proceedings for redemption and exchange with respect to the other holders. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

                  If notice of redemption and exchange has been given as provided herein, then (unless the Corporation defaults in issuing the Debentures in exchange for shares for Exchange Preferred Stock or fail to pay or set aside accrued and unpaid dividends on shares of Exchangeable Preferred Stock and notwithstanding that any certificates for share and notwithstanding that any certificates for shares Exchangeable Preferred Stock have not been surrendered for exchange) on the Debenture Exchange Date the holders of such shares shall cease to be stockholders with by virtue thereof (except the right to receive Debentures in exchange there for and such accrued and unpaid dividends thereon to the Debentures Exchange Date) ans shall have no voting or other rights with respect to such shares, and the shares of Exchangeable Preferred Stock shall no longer be out standing. Upon the surrender (and endorsement if required by the Corporation), in accordance with such notice, of the certificates for shares of Exchangeable Preferred Stock, such certificates shall be exchange for Debentures. Notwithstanding the foregoing, if notice of redemption and exchange has been given pursuant to this paragraph 7 and any holder of shares of exchangeable Preferred Stock shall, prior to the close of business on the tenth day preceding the Debenture Exchange Date, given pursuant paragraph 6 of the conversion of any or all of the shares to be redeemed and exchanged held by such holder (accompanied by ta certificate or certificates for such shares duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by paragraph 6), then such redemption and exchange shall no become effective as to such shares to be converted and such conversion shall become effective as provided in paragraph 6.

                  8. VOTING.

                     (a) The holders of record of shares of Exchangeable Preferred Stock shall not be entitled to any voting rights except as required by applicable law or as hereinafter provided in this paragraph 8.

                     (b) Without the affirmative vote or consent of the holders of a majority of the outstanding shares of Exchangeable Preferred Stock voting as a separate class, the Corporation will not: (A) create, authorize or issue any class or series of capital stock ranking senior to the Exchangeable Preferred Stock either as to dividends or liquidation preference, or (B) amend, alter or repeal (whether by merger, consolidation or otherwise) the Corporation's Certificate of Incorporation to Materially adversely affected the powers, rights or preferences of the Exchangeable Preferred Stock as set forth herein. Nothing in this Paragraph 8 shall restrict the Corporation from increasing the authorized preferred stock of the Corporation or from creating, or require the consent of holders of Exchangeable Preferred Stock to the creation and issuance of, any other capital stock of the Corporation ranking junior to, or on parity with, the Exchangeable Preferred Stock, and Any such Increase, creation or issuance shall not be deemed to materially and adversely affect the powers, rights and preferences of the Exchangeable Preferred Stock.

                     (c) If two consecutive dividend payments on the Exchangeable Preferred Stock are not paid in full, and provided that there are no Directors elected and then serving on the Board of Directors of the Corporation pursuant to this paragraph 8(c), beginning on the date on which such dividends are not paid in full and ending on the date (the "Voting Period Termination Date") all accrued dividend payments on the Exchangeable Preferred Stock are paid, the number of Directors of the corporation shall be increased by two and the holders of the Exchangeable Preferred Stock, voting separately as a class with the holders of any Parity Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two Directors. The proper officers of the Corporation shall call a meeting for the election of such Directors, such meeting to be held not more than 90 days or less than 45 days after the commencement of the Voting Period. Each outstanding share of Exchangeable preferred Stock shall be entitled to one vote. The term of the Directors elected pursuant to this paragraph 8(c) shall terminate on the Voting Period Termination Date, and the holders of the Exchangeable Preferred Stock shall be automatically divested of all voting power vested in the holders of the Exchangeable Preferred Stock in the event of any similar default or defaults thereafter.

                  9. NON-ASSESSABLE STATUS OF EXCHANGEABLE PREFERRED STOCK. All the shares of Exchangeable Preferred Stock for which the full consideration determined by the Board of Directors (which shall be not less than the par value of such shares) has been paid or delivered, in cash or property in accordance with the resolutions of the Board of Directors authorizing the issuance of such shares, shall be deemed fully paid stock not be liable for any further call or assessment or any other payment thereon.

                  IN WITNESS WHEREOF, THE MENTUS GROUP, INC. has caused this Certificate to be signed by Charles H. Kratsch, its President, and attested to by Thomas M. Pugliese, its Secretary, this _ day of November, 1990.

                                          THE MENTUS GROUP, INC.


                                          By____________________________________
                                                   Charles H. Kratsch



Attest:

Thomas M. Pugliese
Secretary

STATE OF MINNESOTA                  )
                                    )       ss.
County of Hennepin                  )


                  On this 12 day of Nov. 1990, before me, the undersigned officer personally appeared CHARLES H. KRATSCH, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged that he executed the same for the purposes therein contained.

                  IN WITNESS WHEREOF, I hereunto set my hand and official seal.





                                                --------------------------------
                                                           Notary Public


My Commission Expires:


------------------------



STATE OF MINNESOTA                  )
                                    )       ss.
County of Hennepin                  )


                  On this 12 day of Nov. 1990, before me, the undersigned officer personally appeared Thomas M. Pugliese, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged that he executed the same for the purposes therein contained.

                  IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                -------------------------------
                                                           Notary Public




My Commission Expires:


------------------------